Exhibit 99

KonaTel Reports Fiscal Year 2025 Results

Positioned for Hosted Services Growth in 2026 and Beyond

DALLAS, April 16, 2026 — KonaTel, Inc. (OTCQB: KTEL) (www.konatel.com), a voice/data communications holding company, today announced financial results for the year ended December 31, 2025.

Full Fiscal Year 2025 Financial Highlights (2025 vs. 2024)

●	Revenues of $8.5 million compared to $15.5 million for the year ended December 31, 2024. The decrease in revenue was due to fewer activations within the Company’s Mobile Services segment as a result of reduced government subsidized revenues due to the cancellation of the Affordable Connectivity Program (the “ACP”) on June 1, 2024.

●	Gross profit of $2.61 million or 30.9% gross profit margin compared to $3.41 million for the year ended December 31, 2024, or 22.0% gross profit margin. The increase in gross profit margin percentage was directly related to a focus on higher margin product offerings during the year.

●	GAAP net loss $(2.6) million, or $(0.06) per diluted share, compared to net income $4.8 million, or $0.11 per diluted share, in the year ended December 31, 2024, which includes the IM Telecom 49% ownership sale.

●	Non-GAAP net loss of $(2.5) million, or $(0.06) per diluted share, compared to a non-GAAP net loss of $(3.6) million, or $(0.08) per diluted share, in the year ended December 31, 2024, which excludes the proceeds from the IM Telecom 49% ownership sale in 2024.

●	Cash and cash equivalents declined from $1.7 million in 2024 to $704,867 as of December 31, 2025.

Quarterly Financial Highlights (Q4 2025 vs. Q4 2024)

●	Revenues of $1.97 million, a decrease of 17.0% compared to $2.38 million. This decrease was directly related to the decline in government subsidized revenues within the Mobile Services segment.

●	Gross profit was $721,040 or 36.6% gross profit margin, compared to $677,723, or 28.5% gross profit margin. The increase in gross profit was directly related to a decrease in customer acquisition costs and a focus on higher margin product offerings.

●	Total operating expenses decreased from $1.8 million in Q4 2024, compared to $1.2 million in Q4 2025. This decrease was due primarily to decreases in payroll and application development costs.

●	GAAP net loss was $(496,765), or $(0.01) per diluted share compared to $(1.3) million, or $(0.03) per diluted share. The loss for the three months ended December 31, 2025, was impacted by reduced total operating expenses.

●	Non-GAAP net income was $259,171, or $0.01 per diluted share, compared to non-GAAP net loss of $(113,082), or $(0.00) per diluted share. This improvement came primarily from a decline in stock-based compensation and legal expenses in Q4 of 2025.

Sean McEwen, Chairman and CEO of KonaTel stated, “Ending in late 2024 and throughout 2025, we dedicated substantial software development resources to expand our recurring revenue, hosted services telecommunications platform to include a variety of enhanced and new wholesale services. As previously discussed, we have focused our primary development effort on the expansion of our cellular-based wholesale POTS (“Plain Old Telephone Service”) solution.

“We continue to monitor the FCC’s Lifeline reform, which started to accelerate in Q1-2026. When complete, we will evaluate our Lifeline opportunities at that time. In the meantime, we spent 2025 on initial deployment of our POTS service, including the development of logistical processes and a national installation/deployment solution tailored specifically for the reseller market. After installation, we collect monthly recurring revenue which we expect to last for many years as these types of commercial communication lines have very little churn.

“We now support over 700 installations through our wholesale partner network. Now that we have validated our recurring revenue model, we plan to substantially expand our base throughout 2026 and beyond.

“From the FCC and industry reports, at the start of 2025, there were estimated to be approximately 40 million traditional (i.e., “copper wire”) POTS lines in the USA. Of those 40 million lines, about 22 million were estimated to support commercial solutions, including elevator phones, monitoring systems, fire alarms, point-of-sale, and other systems that require analog access to the national telephone network.

McEwen continued, “After the FCC deregulated mandatory POTS support in 2019, wireline carriers and resellers started to shift their POTS customers to alternative non-wireline solutions. In fact, in January 2026, AT&T announced that it received FCC approval to terminate approximately 30% of its national copper-wire voice network by the end of this year. With the advent of POTS replacement services, like ours, carriers and resellers are more aggressively moving their customers to new internet/wireless based POTS solutions before portions of the national copper wire voice network are discontinued and negatively impact their clients.

“With national wireline carriers, including AT&T, Lumen, and Verizon signaling retirement of their copper-wire voice networks through the end of the decade, along with over 2,000 national Competitive Local Exchange Carriers (CLECs”) and wireline resellers that need to replace copper wire POTS lines, the opportunity to capture a meaningful portion of the POTS replacement market will continue to accelerate.

McEwen concluded, “Rather that pursuing end-user opportunities (i.e., one customer at a time), our wholesale POTS marketing approach is based on customized partnerships with national CLECs and wireline resellers who bring us large scale deployments. We believe this strategy gives a competitive advantage and the fastest path to growth.”

About KonaTel

KonaTel provides a variety of retail and wholesale telecommunications services including mobile voice/text/data service supported by national U.S. mobile networks, mobile numbers, SMS/MMS services, IoT mobile data service, and a range of hosted cloud services. KonaTel’s subsidiary, Apeiron Systems (www.apeiron.io), is a global cloud communications service provider employing a dynamic “as a service” (“CPaaS/UCaaS/CCaaS/PaaS”) platform. Apeiron provides voice, messaging, SD-WAN, and platform services using its national cloud network. All Apeiron’s services can be accessed through legacy interfaces and rich communications Application Programming Interfaces (“APIs”). KonaTel’s other 51% owned subsidiary, IM Telecom, dba “Infiniti Mobile” (www.infinitimobile.com), is an FCC authorized wireless Lifeline carrier with an FCC approved wireless Lifeline Compliance Plan, authorized to provide government subsidized cellular service to low-income American families. KonaTel is headquartered in Plano, Texas.

Safe Harbor Statement

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of KonaTel and its “forward-looking statements” in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Contacts

D. Sean McEwen

inquiries@konatel.com

— Tables Follow –

KonaTel, Inc.

Consolidated Balance Sheets

	December 31, 2025	December 31,2024
		(Restated)
Assets
Current Assets
Cash and Cash Equivalents	$704,867	$1,679,345
Accounts Receivable, Net	284,167	1,533,015
Inventory, Net	272,229	163,063
Prepaid Expenses	109,442	94,496
Other Current Assets	15,063	112,170
Total Current Assets	1,385,768	3,582,089

Property and Equipment, Net	4,453	15,128

Other Assets
Intangible Assets, Net	634,251	634,251
Right of Use Asset	217,432	319,549
Notes Receivable	150,000	1,000,000
Other Assets	72,375	74,328
Total Other Assets	1,074,058	2,028,128
Total Assets	$2,464,279	$5,625,345

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable and Accrued Expenses	$1,668,244	$2,277,597
Right of Use Operating Lease Obligation - Current	51,736	113,740
Income Tax Payable	184,051	184,051
Total Current Liabilities	1,904,031	2,575,388

Long Term Liabilities
Right of Use Operating Lease Obligation - Long Term	176,043	227,776
Total Long Term Liabilities	176,043	227,776
Total Liabilities	2,080,074	2,803,164
Commitments and Contingencies
Stockholders’ Equity
Common stock, $.001 par value, 50,000,000 shares authorized 43,979,064 outstanding and issued at December 31, 2025 and 43,503,658 outstanding and issued at December 31, 2024	43,979	43,504
Additional Paid In Capital	10,424,369	10,215,767
Accumulated Deficit	(10,084,143)	(7,437,090)
Total Stockholders’ Equity	384,205	2,822,181
Total Liabilities and Stockholders’ Equity	$2,464,279	$5,625,345

KonaTel, Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2025	2024
		(Restated)
Revenue	$8,452,885	$15,503,251
Cost of Revenue	5,840,675	12,088,944
Gross Profit	2,612,210	3,414,307

Operating Expenses
Payroll and Related Expenses	3,090,237	4,317,814
Stock Option Expense	126,578	992,735
Operating and Maintenance	8,082	6,086
Credit Loss	43,558	1,448
Professional and Other Expenses	708,781	1,646,755
Utilities and Facilities	177,946	210,438
Depreciation and Amortization	10,525	9,056
General and Administrative	292,582	213,149
Marketing and Advertising	13,580	99,759
Application Development Costs	716,910	140,880
Taxes and Insurance	101,813	315,258
Total Operating Expenses	5,290,592	7,953,378

Operating (Loss)	(2,678,382)	(4,539,071)

Other Income and Expense
Sale of Interest in IM Telecom (49%)	-	9,558,509
Interest Expense	(539)	(104,737)
Other Income, net	31,868	70,951
Total Other Income and Expenses	31,329	9,524,723

Income Before Income Taxes	(2,647,053)	4,985,652
Income Tax Expense	-	184,051
Net Income (Loss)	$(2,647,053)	$4,801,601

Earnings (Loss) per Share
Basic	$(0.06)	$0.11
Diluted	$(0.06)	$0.11
Weighted Average Outstanding Shares
Basic	43,706,214	43,402,219
Diluted	43,706,214	43,526,417